Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Tadano Ltd.,

Lift SPC Inc.

and

Manitex International, Inc.

Dated as of September 12, 2024

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 12, 2024, is made by and among Tadano Ltd., a Japanese corporation (“Parent”), Lift SPC Inc., a Michigan corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Manitex International, Inc., a Michigan corporation (the “Company”). Parent, Merger Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article 1.

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Michigan Business Corporation Act (the “MBCA”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Board”) has established a transaction committee (the “Transaction Committee”), consisting solely of nonmanagement independent members of the Board not affiliated with Parent, Merger Sub or their respective Affiliates, to, among other things, review, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Board as to whether the Company should enter into this Agreement;

WHEREAS, upon the recommendation of the Transaction Committee, the Board has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders, (c) directed that this Agreement be submitted to the Company’s shareholders for their adoption, and (d) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders;

WHEREAS, (a) the respective boards of directors of Parent and Merger Sub have each approved and declared advisable this Agreement and transactions contemplated by this Agreement, including the Merger, and (b) the board of directors of Merger Sub has resolved to recommend approval and adoption of this Agreement by Parent (as Merger Sub’s sole stockholder); and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any litigation, action, suit, cause of action, claim, demand, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or similar proceeding (public or private) by or before a Governmental Authority.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and each other employee benefit, welfare, bonus, pension, profit sharing, executive compensation, change in control, retention, severance, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees or directors and their dependents or beneficiaries or with respect to which the Company has any actual, potential, or contingent liability, excluding any plan or program that is sponsored solely by a Governmental Authority.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than Saturday or Sunday or a day on which (i) banks in New York, New York, the State of Michigan or Tokyo, Japan are authorized or required by Law to close or (ii) solely for the purposes of determining the Closing Date, the Michigan Department is required or authorized by Law to close.

“CFIUS” means Committee on Foreign Investment in the United States.

“CFIUS Clearance” means (i) written notice from CFIUS that the Merger is not a “covered transaction” within the meaning of Section 721, (ii) written notice from CFIUS that it has concluded its review or investigation, as applicable, of the Merger, determined that there are no unresolved national security concerns with respect to the Merger, and concluded all action under Section 721, or (iii) if CFIUS has sent a report to the President requesting the President’s decision with respect to the Merger, either (A) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby or (B) the time permitted under Section 721 for the President to take action to suspend or prohibit the Merger has lapsed.

“CFIUS Notice” means a joint notice of the Merger submitted to CFIUS pursuant to 31 C.F.R. § 800.401(f) and subpart E of 31 C.F.R. Part 800.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Balance Sheet Date” means December 31, 2023.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Equity Award” means each outstanding Company RSU, Company PSU, Company Option, and/or any other award granted under the Company Equity Plan.

“Company Equity Plan” means the Manitex International, Inc. 2019 Equity Incentive Plan, as amended.

“Company Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Company Material Adverse Effect” means any changes, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, that (A) has or reasonably would be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or delay beyond the End Date the Company’s ability to perform its obligations under this Agreement necessary to consummate the Merger; provided, that with respect to clause (A) none of the following, either alone or in combination, shall constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes in business or political conditions or in capital, credit or financial markets in general, including but not limited to (i) changes in interest rates and changes in exchange rates or (ii) the effect of any potential or actual government shutdown; (b) any changes, effects, events, occurrences, states of facts or developments generally affecting the industry or markets in which the Company and its Subsidiaries participate; (c) any change after the date of this Agreement in accounting requirements or principles or in applicable Laws or the interpretation or enforcement thereof; (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this

Agreement; (e) any earthquakes, hurricanes, floods, tsunamis or other natural disasters, weather conditions, manmade disasters, acts of God, any outbreaks, epidemics or pandemics relating to COVID-19 or any evolutions or mutations thereof or any other viruses, or other force majeure events; (f) any changes, developments or occurrences resulting from the execution, delivery or announcement of this Agreement or the transactions contemplated by this Agreement, including (1) as a result of the identity of Parent and (2) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its customers, employees or suppliers, or with any other third party; (g) the taking of any action expressly required by this Agreement (except for any obligation to operate in the ordinary course of business) or the taking of any action with Parent’s prior written consent or at Parent’s written request; (h) any shareholder litigation arising from allegations of a breach of fiduciary duty or disclosure violations relating to this Agreement or the transactions contemplated hereby; and (i) the failure of the Company or any of its Subsidiaries to meet internal forecasts, budgets or financial projections or any decline in the market price or trading volume of the Company Common Stock on the NASDAQ (provided, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any adverse change, effect, event, occurrence, state of facts or development underlying such failure or decline has resulted in or contributed to a Company Material Adverse Effect); except in the case of the foregoing clauses (a), (b), (c), (d) or (e), to the extent any change, effect, event, occurrence, state of facts or development has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which the Company and its Subsidiaries operates generally, in which case only the incremental disproportionate effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Option” means each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.

“Company PSU” means each outstanding restricted stock unit of the Company that is subject to performance-based vesting restrictions and is issued under any Company Equity Plan or otherwise.

“Company RSU” means each outstanding restricted stock unit of the Company that is subject solely to time-based vesting restrictions and is issued under any Company Equity Plan or otherwise.

“Contract” means any legally binding contract or agreement.

“Environmental Laws” means all Laws (including common law standards of conduct) enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment and health and safety as it relates to any Hazardous Substance, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” shall mean each outstanding or issued share of Company Common Stock that is owned by Parent, Merger Sub or the Company, or by any Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time.

“Export and Sanctions Regulations” means all applicable Laws relating to economic and trade sanctions and to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business or are otherwise subject, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, and the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Hazardous Substance” means any substance to the extent regulated under any Environmental Law including any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances and mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all rights in, arising out of, or associated with any of the following in any jurisdiction worldwide, whether registered or unregistered, including (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, corporate names, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) domain names and social media handles, (iv) copyrights and works of authorship (whether or not copyrightable), including common law rights, moral rights and mask work rights, (v) trade secrets and all other rights in ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, and all other confidential or proprietary business or technical information (whether or not patentable) (“Trade Secrets”), (vi) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”), (vii) all applications and registrations for the foregoing and (viii) all other intellectual or industrial property and proprietary rights, including all economic rights and rights of exploitation of whatever kind.

“IT Assets” means technology devices, computers, hardware, Software, data, databases, systems, networks, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” means the actual present knowledge after reasonable inquiry of the individuals set forth in Section 1.01 of the Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other constitution, law ordinance, rule, regulation, statute or treaty.

“Leased Real Property” means all leasehold or subleasehold estates to use and occupy any land, buildings, structures, or improvements held by the Company or any of its Subsidiaries.

“Lien” means any lien, charge, mortgage, pledge, security interest, easement, assessment, option, hypothecation, right of first refusal, right of first offer, adverse right, license, sublicense or other encumbrance of any kind or nature whatsoever, whether contingent or absolute (other than restrictions on transfer generally arising under federal and state securities Laws).

“NASDAQ” means the NASDAQ Stock Market, LLC.

“Order” means any order, award, judgement, injunction, writ, decree (including any consent decree or similar agreed order or judgement), directive, settlement, stipulation, ruling, determination, decision, award or verdict, whether civil, criminal or administrative, in each case entered, issued, made or rendered by any Governmental Authority.

“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are otherwise subject.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in fee by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any changes, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, that would prevent or delay beyond the End Date Parent’s ability to perform its obligations under this Agreement necessary to consummate the Merger.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or that are being contested in good faith and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries; (c) zoning, entitlement, building and other similar land use regulations; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to owned or leased Real Property which do not materially impair the occupancy, use or operation thereof for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries, or restrictions or exclusions that would be shown by a current title report or other similar report; (e) Liens incurred in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (g) Liens on goods in transit incurred pursuant to documentary letters of credit in the ordinary course of business; (h) non-exclusive licenses and other grants with respect to Intellectual Property; (i) purchase money Liens and Liens securing rental payments under capital lease arrangements in the ordinary course of business; (j) Liens attaching to inventory held by consignees in the ordinary course of business; and (k) Liens the existence of which are specifically disclosed in the notes to the Company Balance Sheet.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Information” means information that identifies or is reasonably capable of identifying, a particular individual, household, browser or device, and when referring to applicable Laws, has the same meaning as the similar or equivalent term defined thereunder.

“President” means President of the United States.

“Real Property” means the Owned Real Property and Leased Real Property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate, in each case acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of the United States Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“Securities Act” means the Securities Act of 1933.

“Shares” means the outstanding shares of the Company Common Stock.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Business Combination,” or other similar state anti-takeover Laws.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all federal, state, municipal, local, foreign or other taxes, duties, fees, charges, imposts or assessments, in each case in the nature of a tax, including ad valorem, capital, capital stock, documentary stamp, escheat or unclaimed property obligations, employment, excise, franchise, gains, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding taxes, together with any interest, additions, fines or penalties with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other federal, state, local or non-U.S. Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Fee” means an amount equal to $4,900,000.

“Treasury Regulations” means the regulations prescribed by the United States Department of the Treasury under the Code (including any temporary regulations).

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by such Person.

Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Section
Acquisition Agreement	Section 5.03(a)
Acquisition Proposal	Section 5.03(h)(i)
Agreement	Preamble
Bankruptcy and Equity Exceptions	Section 3.02(a)
Board	Recitals
Book-Entry Shares	Section 2.07(c)
Burdensome Condition	Section 5.05(b)
Certificate	Section 2.07(c)
Certificate of Merger	Section 2.03
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Adverse Recommendation Change	Section 5.03(d)
Company Option Consideration	Section 2.08(c)
Company Preferred Stock	Section 3.04(a)
Company Proxy Statement	Section 3.07

Defined Term	Section
Company Shareholder Approval	Section 3.02(a)
Company Shareholder Meeting	Section 5.02(a)
Company Recommendation	Section 3.02(b)
Company RSU Consideration	Section 2.08(a)
Company SEC Documents	Section 3.06(a)
Confidentiality Agreement	Section 5.04
Continuing Employees	Section 5.08(a)
Credit Agreement	Section 5.14
Delaware Courts	Section 8.08
D&O Insurance	Section 5.07(d)
Disclosure Schedule	Article 3
Effective Time	Section 2.03
End Date	Section 7.01(b)(i)
Indemnified Parties	Section 5.07(a)
Intervening Event	Section 5.03(h)(ii)
Lookback Date	Section 3.06(a)
Material Contract	Section 3.12(a)
Material Customer	Section 3.19
Material Supplier	Section 3.20
MBCA	Recitals
Merger	Section 2.01
Merger Sub	Preamble
Michigan Department	Section 2.03
Non-U.S. Benefit Plan	Section 3.15(a)
OFAC	Section 3.11(d)
Other Antitrust Request	Section 5.05(e)
Owned Intellectual Property	Section 3.16(a)
Owned IT Assets	Section 3.16(d)
Parent	Preamble
Parent Benefit Plan	Section 5.08(b)
Parties	Preamble
Paying Agent	Section 2.09(a)
Paying Agent Agreement	Section 2.09(a)
Payment Fund	Section 2.09(a)
Pay-off Amount	Section 5.14
Per Share Merger Consideration	Section 2.07(c)
Permits	Section 3.11(b)
Required Regulatory Approvals	Section 6.01(c)
Schedule 13e-3	Section 3.07
Second Request	Section 5.05(e)
Specified Date	Section 3.04(a)
Superior Proposal	Section 5.03(h)(iii)
Surviving Corporation	Section 2.01
Tail Period	Section 5.07(d)
Transaction Committee	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section. The definition of any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. All references to “made available” and words of like import used in this Agreement regarding documents or records shall mean (a) those documents or records uploaded to the electronic data room at least one (1) Business Day prior to the date of this Agreement or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions at least one (1) Business Day prior to the date of this Agreement. The headings contained herein (including in the Exhibits and the Disclosure Schedule) are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and as a result thereof the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02. Closing. The closing of the Merger (the “Closing”) shall take place remotely via electronic exchange of signature pages at 7:00 a.m. (Michigan time), on the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time or date as shall be agreed in writing between Parent and the Company. The date and time on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing.

Section 2.03. Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing with the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Department”) a certificate of merger (the “Certificate of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the MBCA, and the Parties shall make all other filings or recordings required under the MBCA in connection with the Merger. The Merger shall become effective at the date and time specified in the Certificate of Merger in accordance with the relevant provisions of the MBCA (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05. Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended and restated to read in their entirety as set forth on Exhibit A hereto, and as so amended and restated shall thereafter be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.07).

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MBCA, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.06. Directors and Officers. The officers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holder of any securities of any of the foregoing:

(a) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Treatment of Excluded Shares. Each Excluded Share owned by Parent or any Subsidiary of Parent shall remain outstanding as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each other Excluded Share shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically be converted into the right to receive $5.80 in cash, without interest (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares (a “Certificate”) or book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.09. The right of any holder of any share of Company Common Stock to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any withholding as provided in Section 2.09(g).

(d) Anti-Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, business combination, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08. Certain Equity Securities.

(a) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Merger Sub, the Company or the holder thereof, vest (if unvested) and be cancelled and converted automatically into the right to receive a cash payment (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the number of shares of Company Common Stock underlying such Company RSU and (ii) the Per Share Merger Consideration (the “Company RSU Consideration”).

(b) At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the Parent, Merger Sub, the Company or the holder thereof, be cancelled for no consideration.

(c) At the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Merger Sub, the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive a cash payment (without interest, and subject to deduction for any required withholding Tax), equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per share exercise price for such Company Option multiplied by (ii) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”); provided, that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(d) At or as promptly as practicable following the Effective Time (but in no event later than two (2) Business Days after the Closing Date), Parent shall deposit, or shall cause to be deposited with the Surviving Corporation, sufficient cash to pay the Company RSU Consideration and the Company Option Consideration, and the Company’s portion of any Taxes related thereto. The Surviving Corporation shall pay through its payroll systems to each holder of a Company Option or a Company RSU, no later than the first regularly scheduled payroll occurring at least five (5) Business Days after the Closing Date, the Company Option Consideration and the Company RSU Consideration, as applicable (without interest, and subject to deduction for any required withholding Tax) and subject to any requirements under applicable Law.

(e) At or prior to the Effective Time, the Company shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 2.08 and (ii) cause each of the Company Equity Plans to terminate at or prior to the Effective Time and ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company PSUs or Company RSUs.

(f) Notwithstanding anything to the contrary in this Agreement, this Section 2.08 shall exclusively govern the treatment of Company RSUs, Company PSUs and Company Options in connection with the Merger or any other transactions contemplated by this Agreement.

Section 2.09. Payment of Consideration in Merger.

(a) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a U.S.-based nationally recognized bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration to the holders of the shares of Company Common Stock pursuant to Section 2.07(c). Parent and Merger Sub will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to the Company prior to the Effective Time. Immediately prior to or at the Closing, Parent shall deposit with the Paying Agent cash in immediately available funds in the amount sufficient for making all payments in accordance with Section 2.07(c) (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.07(c); provided, that the Payment Fund may be invested by the Paying Agent in the manner directed by Parent; provided, further, that: (i) no such investment or losses thereon shall relieve Parent or the Surviving Corporation or the Paying Agent from making the payments of the Per Share Merger Consideration required to be paid under Section 2.07(c); and (ii) in the event there are any losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the remaining Per Share Merger Consideration, Parent shall immediately provide additional funds to the Paying Agent to the extent of such insufficiency. Any interest or other income resulting from the investment of such funds shall be the property of Parent. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Per Share Merger Consideration and other amounts contemplated by this Article 2.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares) shall be canceled and exchanged for the Per Share Merger Consideration payable in respect of such shares pursuant to this Article 2.

(c) Payment Procedures.

(i) As soon as possible after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder of record shall pass to the Paying Agent, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent), and which letter shall be in a customary form and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavit of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate (other than holders of Excluded Shares) shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (x) the number of shares of Company Common Stock represented by such Certificate (or affidavits of loss in lieu thereof) multiplied by (y) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.09(g)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.09.

(ii) As soon as possible after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Book-Entry Shares (other than holders of Excluded Shares) not held through The Depository Trust Company that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration (A) a form of letter of transmittal which letter shall be in a customary form and (B) instructions for use in exchange for the Per Share Merger Consideration to which the holder thereof is entitled. Upon delivery of the Book-Entry Shares (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), the holder of such Book-Entry Shares (other than holders of Excluded Shares) shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (x) the number of shares of Company Common Stock represented by such Book-Entry Shares multiplied by (y) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.09(g)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.09.

(iii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or, in the case of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Per Share Merger Consideration shall, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time), the Per Share Merger Consideration in respect of each such share of Company Common Stock (less any required Tax withholdings as provided in Section 2.09(g)), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains unclaimed for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation, and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article 2 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of the Per Share Merger Consideration (subject to abandoned property, escheat or similar Laws).

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, or any Representative or Affiliate thereof, shall be liable to any Person in respect of the Per Share Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

(g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under Tax Law; provided, that a determination as to whether such withholding is required shall be made in good faith after consultation with the Company. To the extent that amounts are so withheld and timely paid over to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10. No Dissenters’ or Appraisal Rights. In accordance with the MBCA, no dissenters’ or appraisal rights shall be available to any holder of Company Common Stock in connection with the transactions contemplated hereby, including the Merger.

Section 2.11. FIRPTA Certificate. At or before the Closing, the Company shall deliver or cause to be delivered to Parent a duly executed certificate, dated as of the Closing Date, in the form and substance prescribed by Treasury Regulations promulgated under Section 1445 of the Code and reasonably satisfactory to Parent, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC on or after January 1, 2022 and publicly available prior to the date of this Agreement or (ii) as set forth in the disclosure schedule, dated as of the date hereof, delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Disclosure Schedule shall be deemed to be disclosed by the Company for, and apply to and qualify, the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement and each other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement or the Disclosure Schedule), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01. Organization, Standing and Corporate Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan and has all corporate power required to carry on its business as conducted as of the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent correct and complete copies of the Company’s organizational documents that are in full force and effect as of the date of this Agreement, and the Company is not in violation of any such organizational documents.

Section 3.02. Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the consummation of the Merger (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(b) At a meeting duly called and held, upon the recommendation of the Transaction Committee, the Board has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders (the recommendation described in this clause (iii) being the “Company Recommendation”), and (iv) directed that this Agreement be submitted to the Company’s shareholders for their adoption.

Section 3.03. Non-Contravention; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company and consummation by the Company of the transactions contemplated hereby will not, (i) assuming the Company Shareholder Approval is obtained, result in a violation of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.03(b) have been obtained and all notices and filings described in Section 3.03(b) have been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or result in the creation of any Lien (other than a Permitted Lien) on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, or require any notice, consent or waiver under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or as set forth in Section 3.03(b) of the Disclosure Schedule, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities Laws, and state securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Michigan Department, (iv) any filings with and approvals of the NASDAQ, (v) CFIUS Clearance, and (vi) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.04. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 150,000 shares of preferred stock, no par value (the “Company Preferred Stock”). All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the Company Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the close of business on September 11, 2024 (the “Specified Date”):

(i) 20,397,358 shares of Company Common Stock were issued and outstanding;

(ii) no shares of Company Preferred Stock were issued and outstanding;

(iii) Company Options to purchase an aggregate of 213,437 shares of Company Common Stock were outstanding;

(iv) Company RSUs relating to 262,884 shares of Company Common Stock were outstanding; and

(v) Company PSUs relating to 490,000 shares of Company Common Stock were outstanding.

(b) Except as set forth in this Section 3.04 and for changes since the Specified Date resulting from the exercise or settlement of Company Equity Awards outstanding on the Specified Date, or as expressly permitted by Section 5.01, there are no issued, preemptive or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, conversion rights, redemption rights, repurchase rights, agreements, arrangements, commitments, options or other rights that obligate the Company to issue or to sell any capital stock, other voting securities or securities convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe or acquire, capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(c) Section 3.04(c) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Company Equity Awards as of the Specified Date, setting forth the number of Shares subject to each Company Equity Award and the holder, grant date, vesting schedule (including any acceleration terms) and exercise (or reference) price per Share with respect to each Company Equity Award, as applicable.

(d) All Company Equity Awards are evidenced by written award agreements substantially in the forms that have been made available to Parent prior to the date hereof. Each Company Option (i) has an exercise or strike price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (ii) has a grant date identical to the date on which the Board or Company compensation committee actually awarded such Company Option and (iii) is not expected to trigger any obligation or liability for the holder thereof under Section 409A of the Code.

(e) Except as set forth in this Section 3.04, none of the shares of capital stock of the Company are owned by any Subsidiary of the Company.

Section 3.05. Subsidiaries.

(a) Section 3.05(a) of the Disclosure Schedule lists each Subsidiary of the Company as of the date hereof, as well as, for each Subsidiary, the ownership interest of the Company in each such Subsidiary, the jurisdiction of incorporation or formation of each such Subsidiary, and the ownership interest and number and type of capital stock or other securities owned by any other Person or Persons in each such Subsidiary (and the owner thereof). Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational power, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, as applicable, and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned, directly or indirectly, by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. There are no issued, preemptive or outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (ii) warrants, calls, conversion rights, redemption rights, repurchase rights, agreements, arrangements, commitments, options or other rights that obligate the Company or any of its Subsidiaries to issue or to sell any capital stock, other voting securities or securities convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe or acquire, capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities.

(c) The Company has made available to Parent correct and complete copies of the organizational documents of each of its Subsidiaries that, in each case, are in full force and effect as of the date of this Agreement, and the Company and its Subsidiaries are not in violation of any such organizational documents.

(d) Section 3.05(d) of the Disclosure Schedule sets forth the Company’s or its Subsidiaries’ capital stock or other direct or indirect equity interest in any Person that is not a Subsidiary of the Company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.

Section 3.06. Company SEC Documents; Financial Statements.

(a) The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company under the Exchange Act since January 1, 2022 (the “Lookback Date”) (such documents, collectively with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, any exhibits and schedules to any of the foregoing documents and other information incorporated therein, the “Company SEC Documents”) on a timely basis. Each of the Company SEC Documents, as of the time of its filing or furnishing (or, if applicable, as of the time of its most recent amendment or supplement, or, in the case of a Company SEC Document that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company SEC Document or date of mailing, respectively), complied or will comply (as applicable) as to form in all material respects with, to the extent in effect at such time, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable to such Company SEC Document. None of the Company SEC Documents when filed or furnished or that will be filed or furnished (or, if applicable, as of the time of its most recent amendment or supplement, or, in the case of a Company SEC Document that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company SEC Document or date of mailing, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with GAAP applied in a manner consistent throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments that were not and are not material individually or in the aggregate). There are no outstanding comments from the SEC with respect to any of the Company SEC Documents, and to the Knowledge of the Company, none of the Company SEC Documents filed or furnished since the Lookback Date is subject to any pending proceeding by or before the SEC.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 and 15d-15, as applicable, under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that the information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 and 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.

(d) The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such control was effective. Since such date, there have been no changes in the Company’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect, the Company’s internal control over financial reporting. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2023.

(e) The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee of the Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, known to management of the Company, that involves management or other employees who have a significant role in internal control over financial reporting.

(f) Since the Lookback Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent (i) a correct and complete summary of any disclosure made by management to the Company’s auditors and the audit committee of the Board contemplated by Section 3.06(e) since the Lookback Date, (ii) any material communication since the Lookback Date made by management or the Company’s auditors to the audit committee of the Board required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board and (iii) a correct and complete summary of all material complaints or concerns relating to other matters made since the Lookback Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

(g) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, the audit committee of the Board (or other committee of the Board designated for the purpose) or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(h) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or Section 15d of the Exchange Act or similar foreign authority.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and/or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the Securities Act).

Section 3.07. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto and the Rule 13e-3 Transaction Statement on Schedule 13e-3 filed jointly by the Company and Parent (the “Schedule 13e-3”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.07 will not apply to statements or omissions included in the Company Proxy Statement or the Schedule 13e-3 based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 3.08. No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries except for (a) those reflected or reserved against in the Company Balance Sheet (or the notes thereto), (b) liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business, (c) liabilities and obligations arising under this Agreement or the transactions contemplated hereby, (d) performance obligations under Contracts to which the Company or any of its Subsidiaries is a party or bound (but not including liabilities resulting from a breach thereof) and (e) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09. Absence of Certain Developments.

(a) Except as contemplated or permitted by, or necessary to effectuate the transactions contemplated by, this Agreement, since the Company Balance Sheet Date and through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business; (ii) there has not been any material damage, destruction or other casualty loss with respect to any material property or asset owned, leased or otherwise used by the Company or its Subsidiaries (including any material Real Property), whether or not covered by insurance; and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 5.01(b).

(b) Since the Company Balance Sheet Date, there has not occurred a Company Material Adverse Effect.

Section 3.10. Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Compliance with Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all applicable Laws;

(b) the Company and its Subsidiaries have in effect all governmental licenses, approvals, permits, certifications, registrations, consents, franchises, variances, exemptions and authorizations that are necessary to the operation of their business as currently conducted (collectively, “Permits”), neither the Company nor any of its Subsidiaries is in default or violation under any such Permits, and there are no Actions pending or, to the Knowledge of the Company, threatened in writing relating to the suspension, failure to renew, revocation or modification of any such Permits;

(c) the Company, its Subsidiaries, their respective directors and officers, and, to the Knowledge of the Company, their respective employees, agents or Persons acting on behalf or for the benefit of the Company, in each case, are in compliance with and, for the past five (5) years, have complied with the FCPA and Other Anti-Bribery Laws in all material respects. For the past five (5) years, neither the Company nor any of its Subsidiaries, directors or officers, or, to the Knowledge of the Company, any employees, agents or other Persons acting on behalf or for the benefit of the Company has (i) been charged or convicted or, to the Knowledge of the Company, the subject of any investigation, by any Governmental Authority for any actual, alleged or suspected violation of the FCPA or Other Anti-Bribery Laws; or (ii) offered, promised, provided, or authorized the provision of any money or other thing of value, directly or indirectly, to any government official or to any Person to improperly influence official action or secure an improper advantage. For the past five (5) years, the Company and its Subsidiaries have maintained in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries, officers, employees, agents, and any Person acting on behalf or for the benefit of the Company with the FCPA and Other Anti-Bribery Laws; and

(d) the Company and each of its Subsidiaries is in compliance and, for the past five (5) years, has been in compliance with the Export and Sanctions Regulations. During the past five (5) years, neither the Company nor any of its Subsidiaries (i) has made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with Export and Sanctions Regulations, (ii) has been the subject of an actual investigation, inquiry or enforcement proceeding relating to Export and Sanctions Regulations, nor has any such investigation, inquiry or enforcement been threatened in writing, or (iii) received any notice, request, penalty, or citation for any actual or potential non-compliance with Export and Sanctions Regulations. None of the Company, its Subsidiaries, nor any of their respective directors, officers, employees, agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries is or has been designated on the lists of parties with which U.S. persons are restricted from dealing administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or is owned 50% or more by one or more such Persons or is located, organized or resident in a country or territory that is the subject of any comprehensive sanctions Laws administered by the OFAC that broadly prohibit transactions or dealings on a country-wide or territory-wide basis (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine). The Company has instituted policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations and has maintained such policies and procedures in full force and effect.

Section 3.12. Material Contracts.

(a) Section 3.12(a) of the Disclosure Schedule lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which they are bound:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement with another Person;

(iii) any Contract relating to indebtedness incurred for borrowed money or deferred purchase price of property by the Company or any of its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $500,000;

(iv) any Contract involving the acquisition or disposition, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), of assets, capital stock, securities or other equity interests or businesses for aggregate consideration (in one or a series of transactions) under such Contract of $1,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(v) any Contract that by its terms calls for either (A) aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract or (B) annual payments to or from the Company and its Subsidiaries of more than $350,000;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $500,000;

(vii) any Contract (A) pursuant to which a third party grants the Company or any of its Subsidiaries a license under or to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries, as currently conducted, but excluding in all events Contracts granting a license or right to use shrink-wrap, commercially available software with annual license, maintenance, support and other fees of less than $500,000 in the aggregate and Contracts that include a license or right to use Intellectual Property that is merely incidental to the purchase, lease, provision or sale of goods or services, or (B) pursuant to which the Company or any of its Subsidiaries grants a third party a license under or to any Intellectual Property owned by the Company or its Subsidiaries to any third party, other than non-exclusive licenses that are granted pursuant to commercial relationships between the Company or its Subsidiaries, on the one hand, and their customers, vendors or suppliers, on the other hand, in the ordinary course of business;

(viii) any Company Government Contract;

(ix) any Contract related to a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;

(x) any Contract related to the settlement of any Action in an amount in excess of $500,000, other than Actions defended and settled by insurance companies;

(xi) any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xii) any Contract for any Leased Real Property or the lease of personal property providing, in each case, for annual payments thereunder of $350,000 or more;

(xiii) any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or businesses;

(xiv) any Contract that (A) purports to restrict the ability of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates from (I) directly or indirectly, engaging in any business or competing in any business (or any line of business or geographic region) with any Person (including soliciting clients or customers), (II) operating its business in any manner or location or (III) enforcing any of its rights with respect to any of its material assets, (B) grants “most favored nation” status to any other Person that, including those that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates or (C) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person or would constitute a “requirements” contract, including those that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates;

(xv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the incurrence of indebtedness by the Company or any of its Subsidiaries;

(xvi) any Contract that was not, to the Knowledge of the Company, negotiated and entered into on an arm’s length basis, except for any such Contract solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;

(xvii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5% or more of the Shares or shares of common stock of any of their respective Affiliates, on the other hand, other than offer letters that can be terminated at will without severance, termination or “change of control” obligations and Contracts pursuant to the Company Equity Plan or contracts with Parent or its Affiliates; and

(xviii) any Contract with a Material Customer or Material Supplier.

Each contract of the type described in this Section 3.12(a) is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except to the extent that (i) it has previously expired in accordance with its terms, (ii) it is cancelled, rescinded or terminated after the date of this Agreement in accordance with its terms or (iii) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. During the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination in respect of any Material Contract.

(c) A correct and complete copy of each Material Contract (including, for the avoidance of doubt, any amendments or supplements thereto) has been made available to Parent.

Section 3.13. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been duly and timely filed and all such Tax Returns are correct and complete.

(b) The Company and each of its Subsidiaries have timely paid in full (or caused to be paid) all Taxes required by applicable Law to be paid by any of them (whether or not shown on any Tax Return), and the financial statements of the Company and its Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any of its Subsidiaries.

(c) Parent has been supplied with documentation which accurately sets forth the Tax basis of the assets owned by the Company and its Subsidiaries.

(d) No audits, assessments, claims, examinations, investigations or administrative or judicial proceedings by any Governmental Authority with respect to Taxes (i) are pending, proposed, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) have been settled in the last five (5) years. Neither the Company nor any of its Subsidiaries has received any written notice, questionnaire or inquiry from any Taxing Authority in the last five (5) years.

(e) Neither the Company nor any of its Subsidiaries has (i) granted (or is subject to) any waiver or extension of the statute of limitations for the assessment or collection of any Taxes or deficiencies, which waiver or extension is not yet expired, (ii) granted a power-of-attorney relating to any Tax matters to any Person that is currently in effect or (iii) applied for or received a ruling or determination from a Taxing Authority regarding Taxes.

(f) All Taxes which the Company or any of its Subsidiaries was required by Law to withhold or collect in connection with amounts paid or owed to any employee, stockholder, creditor or other third party have been duly withheld or collected and paid over to the appropriate Taxing Authority in accordance with applicable Law, and the Company and each of its Subsidiaries has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(g) Neither the Company nor any of its Subsidiaries has a permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its formation. No jurisdiction in which either the Company or any of its Subsidiaries does not file Tax Returns has asserted that the Company or any such Subsidiary is or may be subject to Tax in that jurisdiction.

(h) The Company and each of its Subsidiaries have conducted all intercompany transactions in material compliance with the principles of Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). The Company and each of its Subsidiaries have complied in all material respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and have maintained in all material respects all necessary documentation in connection with any intercompany transactions in accordance with Section 482 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated group of corporations which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Authority, other than such a group, the parent of which is the Company or one of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Law, (ii) as a transferee or successor or (iii) by Contract (excluding Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(j) Neither the Company nor any of its Subsidiaries will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing Date, (iii) an installment sale or open transaction disposition made prior to the Closing Date, (iv) any prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date or (v) Section 965 of the Code.

(k) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes.

(l) Neither the Company nor any of its Subsidiaries is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-Law) or other ruling or written agreement with a Taxing Authority, in each case, with respect to material Taxes.

(m) During the five (5) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law) in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(n) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. legal requirement).

(o) No Liens for Taxes exists with respect to the Company, any of its Subsidiaries or any of their respective assets, except Permitted Liens.

(p) The Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

Section 3.14. Labor and Employment Matters.

(a) Except as set forth on Section 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization.

(b) To the Knowledge of the Company, there is currently no organized effort by any labor union to organize any employees of the Company and its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries has experienced any strike, lockout, slowdown or claim of unfair labor practices or other material labor dispute since the Lookback Date and none are pending or, to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(c) The Company and each of its Subsidiaries is in material compliance with all applicable Laws regarding labor, employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, classification of employees, discrimination, harassment, equitable pay practices, occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law, or the local equivalent Laws outside of the United States or any social plan, relating to plan closings, layoffs or collective dismissals that remains unsatisfied.

(d) Since the Lookback Date, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of harassment (including sexual harassment) or workplace misconduct by, and, to the Knowledge of the Company, no allegations of harassment or workplace misconduct have been made against, (i) any employee of the Company at the level of vice president or above or (ii) a member of the Board, in each case, in their capacity as such.

Section 3.15. Employee Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan and separately identifies each material Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, and (iv) all material correspondence to or from any Governmental Authority received since the Lookback Date with respect to any Benefit Plan.

(c) Each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination, advisory and/or opinion letters, as applicable, from the Internal Revenue Service, to the effect that such Benefit Plans are so qualified. To the Knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(d) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(e) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six (6) years. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or together with any other event, (i) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or (ii) otherwise give rise to any material liability under any Benefit Plan.

(g) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in combination with another event, result in payments under any Benefit Plan that would not be deductible under Section 280G of the Code or constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except as required under Section 4980B of the Code.

(i) Each Non-U.S. Benefit Plan (i) has been maintained, operated and funded in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such Non-U.S. Benefit Plan in the jurisdiction in which such Non-U.S. Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) to the extent required to be registered or approved by a foreign Governmental Authority, has been registered with, or approved by, a foreign Governmental Authority and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval, and (iii) that is intended to qualify for special Tax treatment meets all material requirements for such treatment and to the extent intended to be funded and/or book-reserved, is funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, with respect to each Non-U.S. Benefit Plan, (1) if required to be funded, the assets of such Non-U.S. Benefit Plan are sufficient under applicable local Law to provide for the payment of the relevant benefits in full or (2) if not required to be funded, the book reserves (determined in accordance with GAAP) are sufficient to provide for the payment of the relevant benefits. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Benefit Plan.

Section 3.16. Intellectual Property; Information Technology; Privacy.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or domain name registrar and owned or purported to be owned by the Company or any of its Subsidiaries (together with all other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, collectively, the “Owned Intellectual Property”), indicating for each item the registration or application number, registration or application date and the applicable filing jurisdiction (or, in the case of a domain name or social media account, the applicable domain name registrar or host).

(b) The Company and its Subsidiaries own, license or otherwise have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, in the manner in which such Intellectual Property is currently used (provided, however, that the foregoing shall not be deemed to be a representation as to non-infringement, misappropriation or other violation of Intellectual Property, for which the representations in Section 3.16(c) shall control), the Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens (other than Permitted Liens), and the material Owned Intellectual Property is subsisting, and to the Knowledge of the Company, the issued and granted items therein are valid and enforceable.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any other Person’s Intellectual Property rights, (ii) since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written notice or written allegation of infringement, misappropriation or other violation from any third party with respect to the Company’s or any of its Subsidiaries’ use of any Intellectual Property and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries since the Lookback Date.

(d) The Company and its Subsidiaries have made commercially reasonable efforts to (i) maintain and protect the confidentiality of any material Trade Secrets included in the Owned Intellectual Property and (ii) protect the security and integrity of the IT Assets owned by or purported to be owned by the Company or any of its Subsidiaries (the “Owned IT Assets”). To the Knowledge of the Company, since the Lookback Date, there has been no material security breach of or unauthorized access to any Owned IT Assets.

(e) (i) Since the Lookback Date, to the Knowledge of the Company, there has been no material unauthorized access to, or unauthorized use or other processing of, any Personal Information that is collected or otherwise processed by the Company or any of its Subsidiaries and (ii) the Company and its Subsidiaries are in material compliance with applicable Laws governing the collection, use, storage, processing, transmission, transfer, disclosure and protection of Personal Information.

Section 3.17. Property.

(a) Section 3.17 of the Disclosure Schedule sets forth a correct and complete list of all Owned Real Property and Leased Real Property, together with (i) a description of the principal functions conducted at each parcel of Owned Real Property and Leased Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property and Leased Real Property.

(b) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company owns and has good and marketable title to all of its tangible personal property and Owned Real Property and has valid leasehold interests in all of its Leased Real Property necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), assuming the timely discharge of all obligations owing under or related to the owned tangible personal property, Owned Real Property and the Leased Real Property, (ii) there are no outstanding options or rights of first refusal to which the Company or any Subsidiary is party to purchase such property, or any portion thereof or interest therein, and (iii) there are no Persons other than the Company or its Subsidiaries in possession thereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have in a Company Material Adverse Effect, with respect to the Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) there is no breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts to which the Company is a party granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property. All security deposits required under Leased Real Property leases have been paid to and, to Knowledge of the Company, are being held by the applicable landlord in compliance with the applicable lease and applicable Law. No construction, alteration or other work due to be performed by any landlord pursuant to any Leased Real Property to ready the Leased Real Property for the Company’s or its Subsidiaries’ use remains to be performed thereunder and all construction allowances or other sums to be paid to the Company or its Subsidiaries and all amounts owed by the Company or its Subsidiaries to outside contractors or other third parties for work performed by or at the request of the Company or its Subsidiaries at the Leased Real Property have been paid in full, to the extent currently due and payable. The Company or its Subsidiaries have not vacated or abandoned the Leased Real Property or given notice of intent to do so.

(d) The Real Property and all material personal property of the Company and its Subsidiaries has been maintained in accordance with normal industry practice, is in good operating condition and repair, except for ordinary wear and tear, in all material respects, and is suitable for the purposes for which it is currently used.

(e) Neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation of any Owned Real Property or any material Leased Real Property by any Governmental Authority, nor, to the Knowledge of the Company, are there any public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect the Owned Real Property or any of the material Leased Real Property, in each case, that would reasonably be expected to materially interfere with the business or operations of the Company and its Subsidiaries as currently conducted. No representation is made under this Section 3.17 with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 3.16.

Section 3.18. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are and have since the Lookback Date been in compliance with all Environmental Laws, (b) since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written notice of a violation of Environmental Laws or any liability arising under Environmental Laws, (c) no property owned, operated or utilized by the Company or any Subsidiary has been contaminated in violation of or created liability under Environmental Law requiring investigation or remediation that has not been completed and (d) as of the date of this Agreement, there is no Action pending against the Company or any of its Subsidiaries related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws. Except for the representations and warranties made by the Company in Section 3.06, Section 3.08, Section 3.11 and this Section 3.18, the Company makes no representation or warranty, express or implied, concerning environmental matters in respect of the Company or any of its Subsidiaries.

Section 3.19. Customers. Section 3.19 of the Disclosure Schedule sets forth a list of the ten (10) largest (measured by revenue) customers of the Company (each, a “Material Customer”) for the fiscal year ended December 31, 2023. Since January 1, 2024 to the date of this Agreement, (a) no Material Customer has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company and (b) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer that remains ongoing.

Section 3.20. Suppliers. Section 3.20 of the Disclosure Schedule sets forth a list of the ten (10) largest (on the basis of the actual amounts paid for goods and services by the Company and its Subsidiaries) suppliers of the Company (each, a “Material Supplier”) for the fiscal year ended December 31, 2023. Since January 1, 2024 to the date of this Agreement, (a) no Material Supplier has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company and (b) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Supplier that remains ongoing.

Section 3.21. Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as are in accord with normal industry practice, (b) all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Effective Time), (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies, which breach or default would permit cancellation, termination or modification of any such insurance policies, and (d) as of the date of this Agreement, none of the Company or its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries in effect on the date of this Agreement.

Section 3.22. Affiliate Transactions. No material relationship exists between the Company or any of its Subsidiaries, on the one hand, and any executive officer, director or Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described in the Company SEC Documents.

Section 3.23. Takeover Laws. No Takeover Laws are applicable to this Agreement or the transactions contemplated hereby and the Board has approved resolutions irrevocably exempting the Merger and the transactions contemplated hereby from Section 780 of the MBCA pursuant to Section 782 of the MBCA.

Section 3.24. Opinion of Financial Advisor. The Board has received the opinion of Brown, Gibbons, Lang & Company (which may be an oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Per Share Merger Consideration to be received by the holders of Company Common Stock in the transaction pursuant to the Merger Agreement, other than the holders of Excluded Shares, is fair to them from a financial point of view.

Section 3.25. No Brokers. No broker, investment banker, financial advisor or other Person (other than Brown, Gibbons, Lang & Company) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.26. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including in any “data room,” management presentations, information memoranda, supplemental information or other materials) or otherwise made available with respect to the Company or its Subsidiaries as to the probable success or profitability of the Company or its Subsidiaries. The Company expressly disclaims any and all other representations and warranties, whether express or implied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power required to carry on its business as conducted as of the date hereof. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03. Non-Contravention; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub and consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not, (i) result in a violation of any provision of the organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.03(b) have been obtained and all notices and filings described in Section 4.03(b) have been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or as set forth in Section 4.03(b) of the Disclosure Schedule, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities Laws, and state securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Michigan Department, (iv) CFIUS Clearance, and (v) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04. Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not since the date of its incorporation, and at no time prior to the Effective Time will have, engaged in any other business activities and does not, and at no time prior to the Effective Time will, have assets, liabilities or obligations of any nature other than as contemplated herein or as otherwise required to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times through the Effective Time will be, wholly owned directly by Parent, free and clear of all Liens.

Section 4.05. Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto or the Schedule 13e-3 or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07. Available Funds. As of the Closing, Parent and Merger Sub will have immediately available funds sufficient to (a) pay the Per Share Merger Consideration, the Company Option Consideration and the Company RSU Consideration, (b) satisfy all of their other obligations under this Agreement and (c) pay all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

Section 4.08. No Brokers. Except for Perella Weinberg Partners LP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.09. No Other Representations or Warranties; Independent Investigation.

(a) Except for the representations and warranties contained in this Article 4, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby. Each of Parent and Merger Sub expressly disclaims any and all other representations and warranties, whether express or implied.

(b) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges and agrees that each of Parent and Merger Sub has been provided with access to the personnel, properties, premises and books and records related thereto (including via electronic data room) for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub hereby waives any claims or causes of action against, and acknowledges and agrees that the Company and its Affiliates and their respective Representatives shall not have any liability or responsibility whatsoever to, Parent, Merger Sub or their Affiliates (including, from and after the Effective Time, the Surviving Corporation and its Subsidiaries) or any of their respective Representatives (including in Contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub or their Affiliates or any of their respective Representatives, except as expressly and specifically covered by a representation or warranty set forth in Article 3.

(c) Without limiting the generality of the foregoing, in connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other person, with respect thereto. Accordingly, Parent and Merger Sub acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, or business plans).

ARTICLE 5

COVENANTS

Section 5.01. Conduct of Business.

(a) During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organization and maintain relationships with its significant customers, suppliers and other Persons with which it has significant business relations; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.01(b).

(b) During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(i) (A) split, combine, reclassify or subdivide any shares of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), (B) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (including with respect to the Company, for the avoidance of doubt, Shares), except for dividends or distributions paid by any of its Wholly Owned Subsidiaries to the Company or to any other Wholly Owned Subsidiary, or (C) redeem, repurchase, cancel or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries, except for redemptions, repurchases, cancellations or other acquisitions (I) for which the withholding of shares is required (or permitted in connection with any net share settlement or Tax withholding) by the terms of any Company Equity Plan or any award agreement thereunder or (II) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries, on the one hand, and any director, employee or equityholder of the Company or any of its Subsidiaries, on the other hand;

(ii) issue, sell, pledge, transfer, dispose of, grant, transfer, lease, license, guarantee, encumber or otherwise enter into any Contract or other agreement, understanding or arrangement with respect to the voting of, any shares of its capital stock or other equity interests, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, except for (A) issuances or sales of any of the foregoing to the Company or any Wholly Owned Subsidiary of the Company and (B) issuance of shares of Company Common Stock subject to Company Options or Company RSUs, in each case, in accordance with the terms of the Company Equity Plan or award agreement thereunder;

(iii) voluntarily adopt or publicly propose a plan of complete or partial liquidation or dissolution of the Company, or restructure, reorganize or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its properties, assets, operations or business;

(iv) amend or propose an amendment to its articles of incorporation or bylaws, or equivalent organizational documents;

(v) acquire or dispose (by merger, consolidation or acquisition or disposition of stock or other equity interests or of assets), directly or indirectly, of any Person, business or division thereof, or a material portion of the properties or assets of any other Person;

(vi) (A) incur or assume any indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security) except for (I) indebtedness for borrowed money not to exceed $350,000 in the aggregate or (II) working capital purposes under facilities existing on the date of this Agreement, or (B) issue any guarantee for any such indebtedness;

(vii) make any loans, advances or capital contributions to or investments in any Person, other than loans or advances (A) by the Company to any of its Wholly Owned Subsidiaries or (B) required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement and made available to Parent;

(viii) sell, lease, license or otherwise dispose of any Subsidiary or assets, securities, property or inventory, except (A) pursuant to Contracts in effect prior to the date of this Agreement, (B) dispositions of obsolete assets or property in the ordinary course of business, (C) sales or leases of inventory or equipment in the ordinary course of business consistent with past practice, or (D) for such sale, lease, license or other disposition that does not exceed $350,000 in the aggregate;

(ix) (A) except as permitted pursuant to Section 5.13, settle or compromise any Action for an amount in excess of $350,000 in the aggregate, net of any amount covered by insurance, indemnification or existing reserves established in accordance with GAAP or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or involve a finding or admission of any criminal liability, any material wrongdoing or any wrongful conduct by the Company or any of its Subsidiaries, or (B) commence any new Action following the date of this Agreement;

(x) change its accounting reporting methods, principles or policies, except as may be required by Law, GAAP or the rules or policies of the Public Accounting Oversight Board;

(xi) other than as required by Law or any Contract or Benefit Plan in existence as of the date of this Agreement, (A) materially increase the amount of compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee or independent contractor who is a natural person or director of the Company, except for (I) employees who are not executive officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 2% individually or in the aggregate and (II) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) adopt or amend any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $70,000 or (F) terminate the employment of any employee or independent contractor with an annual salary or wage rate or consulting fees in excess of $70,000, other than for cause;

(xii) amend, let lapse or terminate, or otherwise modify or waive in a manner that is materially adverse to the Company, any Material Contract, or enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than Contracts with customers or suppliers entered into in the ordinary course of business;

(xiii) make or authorize any payment of, or accrual or commitment for, any new capital expenditures, except for any such expenditures not in excess of $350,000 in the aggregate during any consecutive twelve (12) month period;

(xiv) (A) change or revoke any Tax election, (B) adopt or change any accounting method for Tax purposes (unless required by Law), (C) settle any Tax claim or assessment, (D) surrender any right to claim a refund for Taxes, (E) file any amended Tax Return, (F) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement related to Taxes (other than customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes), (G) enter into any closing agreement related to Taxes with any Taxing Authority, (H) apply for or request any Tax ruling from a Taxing Authority, (I) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (J) fail to pay any Tax that becomes due and payable;

(xv) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $70,000;

(xvi) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xvii) sell, license, transfer or otherwise dispose of, cancel, abandon or otherwise allow to lapse or expire, any material Owned Intellectual Property, except for (A) the expiration, lapse or other abandonment of any Owned Intellectual Property at the end of its natural term or (B) licenses or other similar rights granted in the ordinary course of business; or

(xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Nothing in this Section 5.01 is intended to result in the Company or any of its Subsidiaries ceding control to Parent or Merger Sub of the Company’s or any of its Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Effective Time.

Section 5.02. Shareholder Meeting; Proxy Material.

(a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the Company Proxy Statement is filed for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 5.03(b) and Section 5.03(e), the Board shall recommend approval and adoption of this Agreement and the Merger by the Company’s shareholders. A Company Adverse Recommendation Change permitted by Section 5.03(e) will not constitute a breach by the Company of this Section 5.02. In connection with such meeting, the Company shall (i) promptly prepare and file (but in no event later than the 15th Business Day following the date hereof) with the SEC, use its reasonable best efforts to respond to the SEC’s comments and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13e-3, and shall use their respective reasonable best efforts to respond to the SEC’s comments with respect thereto.

(b) The Company shall provide Parent with a reasonable opportunity to review drafts of the Company Proxy Statement and any other documents related to the Company Shareholder Meeting and will consider in good faith any reasonable comments provided by Parent or its outside legal counsel in connection with such review. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Company Proxy Statement or Schedule 13e-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Company Proxy Statement or the Schedule 13e-3, as applicable.

(c) The Company shall not be permitted to postpone, adjourn, recess or otherwise delay the Company Shareholder Meeting or, after the Company has established a record date for the Company Shareholder Meeting, change the record date or establish a different record date for the Company Shareholder Meeting unless required to do so by applicable Law or the Company’s organizational documents, except (i) with the prior written consent of Parent, (ii) for the absence of a quorum (in which case the Company shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorate number of Shares), or (iii) after consultation with Parent, if the Company reasonably believes that such adjournment, postponement, recess or delay is necessary (and to the extent required, change the record date in connection therewith) to allow reasonable additional time

(x) for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholder Meeting, or (y) to solicit additional proxies in order to obtain the Company Shareholder Approval; provided, that if the Company delivers a notice of an intent to make a Company Adverse Recommendation Change pursuant to Section 5.03 within five (5) Business Days prior to the original date that the Company Shareholder Meeting is scheduled, as set forth in the definitive Company Proxy Statement, or any date that the Company Shareholder Meeting is scheduled to be held thereafter in accordance with the terms of this Section 5.02(c), at the request of Parent, the Company shall as promptly as practicable thereafter postpone, adjourn or recess the Company Shareholder Meeting for up to ten (10) Business Days in accordance with Parent’s direction. The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis.

Section 5.03. Solicitation; Company Adverse Recommendation Change.

(a) From the execution of this Agreement until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except as permitted by this Section 5.03, the Company agrees that neither it nor any of its Subsidiaries nor any of its or their respective directors or officers shall, and the Company shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (provided that any communication undertaken by the Company in the ordinary course of business and not related, directly or indirectly, to an Acquisition Proposal, the Merger or any other similar transaction shall not, in and of itself, be deemed an action by the Company to knowingly encourage or knowingly facilitate) any Acquisition Proposal or offer or inquiry that would reasonably be expected to lead to any Acquisition Proposal, or the making or consummation thereof, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.03, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford any Person access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, or otherwise knowingly cooperate or assist any effort by any Person in making, any Acquisition Proposal, (iii) take any action to exempt any party from any applicable Takeover Laws or fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or similar agreement or document with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.03(b)) (an “Acquisition Agreement”), or (v) agree, authorize or commit to do any of the foregoing; provided, however, that it is understood and agreed that any determination or action by the Board or the Transaction Committee permitted under Section 5.03(b), Section 5.03(d), Section 5.03(e), or Section 7.01(d)(ii) shall not be deemed to be a breach of this Section 5.03(a). The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and shall promptly (x) send written notice demanding that any such Person or its Representatives in possession of non-public information of the Company or its Subsidiaries return or destroy such information and (y) terminate all physical and electronic data access previously granted to such Persons.

(b) Notwithstanding anything to the contrary in Section 5.03(a), at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal (i) the Company and the Company’s Representatives shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify and understand any ambiguous terms and conditions of such Acquisition Proposal that are necessary to provide adequate information for the Board or the Transaction Committee to make an informed determination under this Section 5.03, (ii) if the Board (acting on the recommendation of the Transaction Committee) or the Transaction Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement with terms in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any standstill provision); provided, that any non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent concurrently with the time it is provided or made available to such Person and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives and potential sources of financing) regarding such Acquisition Proposal.

(c) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company of any written Acquisition Proposal, or any inquiry or request that would be reasonably expected to lead to an Acquisition Proposal, or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that the Company believes may be considering making, or has made, an Acquisition Proposal, which notice by the Company, in each case, shall identify the material terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent informed as to the status and details of any such Acquisition Proposal or request on a reasonably prompt basis, including promptly (but in no event later than within twenty-four (24) hours of receipt) providing to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes the terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters) or any amendment thereto.

(d) The Board shall not (i) fail to include the Company Recommendation in the Company Proxy Statement, (ii) withdraw, withhold, qualify or modify (or publicly propose or resolve to withdraw, withhold, qualify or modify) in a manner adverse to Parent the Company Recommendation, (iii) if a tender or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the shareholders of the Company within ten (10) Business Days after such offer is first commenced or subsequently amended in any material respect, (iv) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent requests a reaffirmation of the Company Recommendation, or (v) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal, any other proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Agreement (each, a “Company Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary in this Section 5.03, the Board (acting on the recommendation of the Transaction Committee) may make a Company Adverse Recommendation Change if:

(i) an Intervening Event becomes known to the Board; provided, that (A) the Company provides Parent with at least five (5) days’ written advance notice indicating that the Company, acting in good faith, believes that an Intervening Event has occurred and is reasonably likely to lead the Board to make the determination set forth in clause (B) of this Section 5.03(e)(i), which notice shall include a reasonably detailed description of the Intervening Event, and (B) the Board (acting on the recommendation of the Transaction Committee) concludes (taking into account any amendments to this Agreement that may be proposed by Parent pursuant to Section 5.03(f)) in good faith after consultation with its financial advisor and outside legal counsel that the failure of the Board to make such Company Adverse Recommendation Change would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; or

(ii) an Acquisition Proposal is made; provided, that (A) the Company provides Parent with at least five (5) days’ written advance notice indicating that the Company, acting in good faith, believes that an Acquisition Proposal has been made and is reasonably likely to lead the Board to make the determinations set forth in clauses (B) and (C) of this Section 5.03(e)(ii), which notice shall include the terms of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, (B) the Board (acting on the recommendation of the Transaction Committee) concludes (taking into account any amendments to this Agreement that may be proposed by Parent pursuant to Section 5.03(f)) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (C) the Board (acting on the recommendation of the Transaction Committee) concludes in good faith after consultation with its financial advisor and outside legal counsel that the failure of the Board to make such Company Adverse Recommendation Change would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(f) During any five (5) day period specified in clause (A) of Section 5.03(e)(i) or clause (A) of Section 5.03(e)(ii), Parent shall be entitled to deliver to the Company one or more written proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with Parent in good faith with respect thereto until the expiration of such five (5) day period. Any material change to the facts and circumstances relating to an Intervening Event, or any material amendment of an Acquisition Proposal, including any revision to price, shall require the Company to deliver to Parent a new written notice and again comply with the provisions of Section 5.03(e)(i) or Section 5.03(e)(ii), as applicable; provided, however, that the period during which the Board effecting the Company Adverse Recommendation Change is required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such changes to the facts and circumstances relating to an Intervening Event or any material amendment of an Acquisition Proposal pursuant to the provisions above shall expire three (3) Business Days after the Board provides written notice of such changes or amendments.

(g) Nothing contained in this Section 5.03 shall prohibit the Company from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) thereunder), or to prohibit the Company from making any disclosure if the Board determines in good faith (after consultation with its outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, nor shall any such action be deemed to constitute a breach of the Company’s obligations under this Agreement; provided, however, that nothing in this Section 5.03(g) shall permit the Company to effect a Company Adverse Recommendation Change (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Section 5.03(e).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to (A) a merger, consolidation or other business combination, tender offer, exchange offer or any transaction involving the purchase or acquisition of 15% or more of the Shares, including as a result of a primary issuance of Shares, or (B) a direct or indirect purchase, sale, lease, transfer or acquisition of the assets of the Company and its Subsidiaries that constitute or account for (x) more than 15% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company or (y) more than 15% of the fair market value of the assets of the Company (other than any such proposal or offer made by Parent, Merger Sub or any of their Affiliates).

(ii) “Intervening Event” means an event, fact, circumstance, development, change or occurrence with respect to the Company or its Subsidiaries that (x) first becomes actually known to the Board after the date of this Agreement (or, if known to the Board as of the date of this Agreement, the material consequences of any of the foregoing were neither known nor reasonably foreseeable to the Board as of the date of this Agreement) and (y) is material to the Company and its Subsidiaries, taken as a whole; provided, that under no circumstances shall the following events, facts, circumstances, developments, changes or occurrences constitute an Intervening Event: (A) the receipt by the Company, existence or terms of an Acquisition Proposal or a Superior Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Shares or the debt instruments or credit ratings of the

Company or its Subsidiaries (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (B)) and (C) the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (C)).

(iii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal which the Board (acting on the recommendation of the Transaction Committee) concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all factors the Board acting in good faith considers to be appropriate (including (x) any proposal by Parent in writing to amend or modify the terms hereof, (y) the identity of the Person making such Acquisition Proposal, and (z) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Acquisition Proposal), (A) would, if consummated, be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (provided that for the purpose of this definition, references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%”), and (B) is reasonably expected to be consummated on the terms proposed.

(i) References in this Section 5.03 to the “Board” shall mean the Board or, to the extent applicable, the Transaction Committee or another duly authorized committee thereof.

Section 5.04. Access to Information; Confidentiality. From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries, officers, directors and Representatives to, (a) provide Parent reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and (b) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may reasonably request in writing; provided, that (i) such access or information requests do not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business, result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties, and shall be subject to reasonable security measures and insurance requirements, (ii) Parent and its Representatives shall not contact or otherwise communicate with the customers or suppliers of the Company and its Subsidiaries (other than contact or other communications with such customers or suppliers by Parent in the ordinary course of business and not related to the transactions contemplated by this Agreement) unless, in each instance, approved in writing in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed), (iii) such access shall not require the Company or its Subsidiaries to allow any invasive environmental testing or sampling (which shall require the prior written approval of the Company in its sole and absolute discretion) and (iv) nothing herein shall require the Company or its Subsidiaries to furnish to Parent or its Representatives, or provide Parent or its Representatives with access to, information that legal counsel for the Company reasonably determines to (A) give rise to a violation of a Law, including, without limitation, any Antitrust Law, (B) be subject to an attorney-client or other legal privilege or (C) not be permitted to be provided to Parent or its Representatives under the terms of any Contract; provided, that the Company shall cooperate with Parent to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in foregoing clause (iv), including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by clause (iv)(C) of this Section 5.04, obtaining a waiver with respect to or consent under such contractual confidentiality obligations. Parent acknowledges that the information and access provided pursuant to this Section 5.04 shall be subject to the terms and conditions of the letter agreement executed on August 11, 2024, by the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive any termination of this Agreement. All requests for access or information pursuant to this Section 5.04 shall be made through the Chief Financial Officer of the Company or such Person as he shall designate.

Section 5.05. Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law and Section 721) to consummate the Merger and the other transactions contemplated by this Agreement before the End Date, including: (i) preparing and filing all forms, notifications, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated hereby; and (ii) obtaining and maintaining any requisite consent, approval, authorization, waiver or Order required to be obtained from any other Person, including any Governmental Authority.

(b) In furtherance and not in limitation of the foregoing, such reasonable best efforts of Parent and Merger Sub shall include taking any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur before the End Date. In particular, Parent and Merger Sub agree that its obligations pursuant to this Section 5.05(b) shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any of the businesses, product lines or assets of Parent or its controlled Affiliates or, following the Effective Time, the Surviving Corporation or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights or obligations of Parent or its controlled Affiliates or, following the Effective Time, the Surviving Corporation or its Subsidiaries, (iii) effectuating any other change or restructuring of Parent, its Affiliates, the Company, or their respective Subsidiaries, or otherwise taking or committing to take any actions that limit the freedom of action of, Parent, its Affiliates, the Company, or their respective Subsidiaries, with respect to, or its ability to retain, one or more assets or businesses, (iv) defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including by pursuing all available avenues of administrative or judicial appeal, (v) resolving any objection asserted with respect to the transactions contemplated under this Agreement raised by any Governmental Authority, and (vi) seeking to prevent, have vacated, lifted, reversed or overturned any injunction, decree, ruling, Order or other action of any Governmental Authority (whether temporary, preliminary or permanent) that is threatened or in effect and that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary herein, including the foregoing, in no event shall Parent and Merger Sub be required to take such actions under this Section 5.05(b) that would, or would reasonably be expected to result in a material and adverse effect on Parent and its Affiliates, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (such action or actions, a “Burdensome Condition”). Nothing in this Section 5.05(b) shall require the Company, Parent or Merger Sub to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon consummation of the Merger; provided, that Parent can compel the Company to (and to cause its Subsidiaries to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger.

(c) Notwithstanding anything to the contrary in this Agreement, no action taken by Parent pursuant to this Section 5.05 shall entitle Parent to any reduction of the Per Share Merger Consideration.

(d) Parent shall not, and shall not permit any of its controlled Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to: (i) materially delay or materially and adversely affect Parent’s ability to obtain termination or expiration of any applicable waiting period and any requisite clearances and approvals under the HSR Act, any other Antitrust Laws or Section 721 before the End Date; (ii) materially delay or materially and adversely affect Parent’s ability to avoid the entry of, the commencement of any Action seeking the entry of, or effect the dissolution of, any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act, any other Antitrust Laws, or Section 721; or (iii) otherwise impede, prevent or delay beyond the End Date the consummation of the Merger and the other transactions contemplated by this Agreement.

(e) Parent and the Company agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act, Section 721 and any other Required Regulatory Approvals as promptly as practicable after execution of this Agreement; provided, however, that any necessary filings under the HSR Act shall, in any event, be made within ten (10) Business Days after the execution of this Agreement. Parent and the Company shall, and shall cause their respective Affiliates to, (i) comply at the earliest practicable date with any request under the HSR Act, Section 721 or any other Required Regulatory Approvals to provide information, documents or other materials requested by any Governmental Authority, (ii) coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of any applicable waiting period and clearances, approvals and decisions under the HSR Act, any other Antitrust Laws or Section 721 as promptly as practicable, but in any event before the End Date, including by providing the other Party or its outside counsel with all information and documents reasonably requested by them for the purpose of making any relevant filings under the HSR Act, Section 721 or the relevant Required Regulatory Approvals, responding to any requests for information, documents or other materials from any Governmental Authorities within any timeframe required by applicable Law or otherwise as promptly as practicable, responding to any request for additional information or documentary material issued pursuant to the HSR Act (“Second Request”) or any formal or informal request pursuant to any other applicable Antitrust Law (“Other Antitrust Request”) from any Governmental Authority, and (iii) in connection with any review, investigation or other inquiry, including a Second Request, Other Antitrust Request, or CFIUS review or investigation under Section 721, and unless prohibited by applicable Law or a Governmental Authority, (A) keep outside counsel for the other Party promptly informed of any substantive communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, (B) provide outside counsel for the other Party with a reasonable opportunity to review any proposed substantive communication by such Party or its Affiliates with any Governmental Authority, (C) consult with outside counsel for the other Party prior to any substantive meeting or conference with any Governmental Authority, and, to the extent permitted by the relevant Governmental Authority, provide outside counsel for the other Party with the opportunity to attend and participate in such meetings or conferences. Parent and the Company will not, and will not permit their respective controlled Affiliates to, consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Authority to not consummate the Merger, except with the prior written consent of the other Parties. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to devise, control and direct the strategy and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Authority relating to), obtaining any clearance, decision, approval or expiration of a waiting period contemplated by this Section 5.05(e), including defending and resolving any Actions related to any such clearance, decision, approval or expiration a waiting period; provided, that Parent shall consult with the Company and consider its views in good faith.

(f) Without limiting the generality of the foregoing, Parent and the Company shall (i) prepare and submit to CFIUS, as promptly as practicable after execution of this Agreement, a draft of the CFIUS Notice and (ii) as promptly as practicable after receipt of comments from CFIUS on the draft CFIUS Notice, prepare and submit to CFIUS the final CFIUS Notice.

(g) Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party or its outside counsel under this Section 5.05 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the other Party and will not be disclosed by such outside counsel to employees, officers or directors of such Party unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be), or its legal counsel. Notwithstanding anything to the contrary in this Section 5.05, materials provided to the other Party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries or other competitively sensitive information unless required by, or in connection with any submission to, any Governmental Authority.

Section 5.06. Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Schedule 13e-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or Schedule 13e-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Subject to Section 5.05(g), and without limiting Section 5.05(e), each of Parent and the Company shall promptly notify the other Party of any substantive communication it or its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed substantive communication by such Party to any Governmental Authority and shall provide the other Party or its outside counsel with copies of all such correspondence, filings or communications between them or any of their representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any substantive meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

Section 5.07. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless all past and present directors and officers of the Company and its Subsidiaries and each person who is or was serving at the request of, or to represent the interest of, the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, fiduciary, employee or agent of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for profit public service organization or trade association (collectively, the “Indemnified Parties”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any Action arising out of or pertaining to (i) their service as such or (ii) matters existing or occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted by applicable Law and the articles of incorporation and bylaws of the Company in effect as of the date of this Agreement. In the event of any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such proceeding or threatened Action from Parent or the Surviving Corporation to the fullest extent and in the manner permitted by the MBCA and the articles of incorporation and bylaws of the Company as of the date of this Agreement; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Without limitation to Section 5.07(a), Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) organizational documents for a period of six (6) years after the Effective Time, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company’s organizational documents as of the date of this Agreement.

(c) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.07.

(d) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of directors’ and officers’ liability insurance, fiduciary liability insurance and employee practices liability insurance (to the extent applicable to directors of the Company as of the date of this Agreement) (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years after the Effective Time (the “Tail Period”) with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed 300% of the last aggregate annual premium paid by the Company prior to the date hereof. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the current D&O Insurance for the Tail Period, with at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to D&O Insurance in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the D&O Insurance coverage required to be obtained pursuant hereto, but in such case shall purchase D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for such amount.

(e) Notwithstanding anything herein to the contrary, if any proceeding or threatened action, suit, proceeding, investigation or claim (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the final disposition of such proceeding or threatened action, suit, proceeding, investigation or claim.

(f) The provisions of this Section 5.07 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.08. Employee Matters.

(a) For a period commencing on the Effective Time and ending on the date that is twelve (12) months following the Closing Date, each employee of the Company and its Subsidiaries who remains in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) base salary or base wages and a target annual incentive opportunity that is no less favorable than the base salary or base wages and target annual incentive opportunity that was provided to the Continuing Employee immediately prior to the Closing, (ii) severance benefits that are no less favorable than the severance benefits that were provided to the Continuing Employee as of immediately prior to the Effective Time, and (iii) employee benefits (including, without limitation, vacation, health and welfare, and fringe benefits, but excluding long-term incentive compensation, equity compensation, retiree medical, and defined benefit plan benefits) that are comparable in the aggregate to those benefits provided by the Company immediately prior to the Effective Time.

(b) For purposes of eligibility to participate, vesting and benefit accrual for a Continuing Employee in a benefit plan (including any such plan providing severance or vacation benefits) of Parent or its Affiliates (a “Parent Benefit Plan”), Parent shall credit each Continuing Employee with all years of service for which such Continuing Employee was credited before the Closing Date under any comparable Benefit Plans, except to the extent such credit would result in a duplication of benefits. With respect to any Parent Benefit Plan that is a welfare plan, Parent shall, and shall cause its Affiliates to use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods and any other restriction that would prevent immediate or full participation under any such Parent Benefit Plan, (ii) cause all pre-existing condition exclusions, evidence of insurability requirements, and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived, satisfied or not included under the comparable Benefit Plan, and (iii) recognize for each Continuing Employee and his or her covered dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under applicable Parent Benefit Plans any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her covered dependents during the plan year for such Benefit Plan in which occurs the later of the Closing Date and the date on which the Continuing Employee (or such covered dependent) becomes covered under such Parent Benefit Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the plans, programs, agreements and arrangements set forth on Section 5.08(c) of the Disclosure Schedule.

(d) The provisions of this Section 5.08 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.08, (ii) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan or other compensation or benefit plan, agreement or arrangement, or (iii) limit the right of the Company, Parent or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other compensation or benefit plan, agreement or arrangement.

Section 5.09. Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, rules of a stock exchange, or court process; provided, that the restrictions set forth in this Section 5.09 shall not apply to any release or announcement made or proposed to be made (a) following a determination by the Board that an Acquisition Proposal constitutes a Superior Proposal or (b) following a Company Adverse Recommendation Change. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as those statements are consistent with previous statements made jointly by the Company and Parent.

Section 5.10. Section 16 Matters. Prior to the Effective Time, the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, but in any event no more than ten (10) days thereafter.

Section 5.12. Takeover Laws. If any Takeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.13. Shareholder Litigation. The Company shall provide Parent with notice of all Actions against the Company, any of its Subsidiaries or any of their respective directors, officers or Affiliates by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall (a) give Parent an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any shareholder litigation against the Company and its directors relating to the transaction contemplated by this Agreement, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in the defense and/or settlement of any such litigation (in each case at Parent’s expense), and shall consider Parent’s advice with respect to such litigation, with respect to the Company’s defense or settlement of any such Actions (other than any Action or settlement where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub or any of their respective Affiliates); provided, that the Company shall control such defense and settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.04, including regarding attorney-client privilege or other applicable legal privilege; and provided, further, that the Company shall not settle any such Actions by shareholders without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.14. Certain Indebtedness. The Company shall, with Parent’s cooperation and at Parent’s expense, take such actions as are necessary and appropriate to obtain, prior to the Closing Date, pay-off letters in a form reasonably satisfactory to Parent evidencing the amount (the “Pay-off Amount”) necessary to pay off, at the Effective Time, all existing indebtedness and other obligations (excluding any letters of credit outstanding as of the Effective Time and identified in writing by the Company to Parent at least five (5) Business Days prior to the Effective Time, which Parent will, directly or indirectly, assume or otherwise provide acceptable replacement letters of credit) under that certain Commercial Credit Agreement, dated as of April 12, 2022, by and among the Company, the other borrowers party thereto from time to time, the lenders party thereto from time to time and Amarillo National Bank (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). At or immediately following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, pay, on behalf of the Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Credit Agreement and take such reasonable action as necessary to replace such outstanding letters of credit as of the Effective Time.

Section 5.15. Parent Vote. Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries in favor of the adoption of this Agreement at the Company Shareholder Meeting and at all postponements, recesses or adjournments thereof.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.01. Conditions to the Obligations of Each Party to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) no Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Law which is in effect and declares unlawful or enjoins the Merger;

(b) the Company Shareholder Approval shall have been obtained in accordance with the MBCA; and

(c) any statutory waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Authority applicable to the consummation of the Merger shall have expired or been earlier terminated, and CFIUS Clearance and the approvals set forth in Section 6.01(c) of the Disclosure Schedule (collectively, the “Required Regulatory Approvals”) shall have been obtained.

Section 6.02. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company set forth in Section 3.01 (Organization, Standing and Corporate Power), Section 3.02 (Authority), Section 3.03(a)(i) (Non-Contravention), Section 3.05(b) (Subsidiaries), Section 3.09(b) (Absence of Certain Developments), Section 3.23 (Takeover Laws) and Section 3.25 (No Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); (ii) the representations and warranties of the Company set forth in Section 3.04(a) and Section 3.04(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) (with the exception of inaccuracies that are individual or in the aggregate de minimis); and (iii) the other representations and warranties of the Company set forth in Article 3 shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect;

(d) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company (in his or her capacity as such and not in his or her personal capacity, and without personal liability) that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied; and

(e) none of the Required Regulatory Approvals or any other approval of a Governmental Authority in connection with the Merger, or Law or Order enacted, promulgated, issued, entered or amended in connection with the Merger, shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any such actions set forth in Section 5.05(b)) that constitute a Burdensome Condition.

Section 6.03. Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate signed by a duly authorized officer of Parent and Merger Sub (in his or her capacity as such and not in his or her personal capacity, and without personal liability) that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE 7

TERMINATION

Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company:

(i) if the Merger has not been consummated on or before June 12, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if any Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Law permanently enjoining, restraining, prohibiting or making illegal the consummation of the Merger, which Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement was the primary cause of, or the primary factor that resulted in, the issuance of such Order or Law; or

(iii) if the Company Shareholder Approval has not been obtained at the Company Shareholder Meeting (or, if the Company Shareholder Meeting has been adjourned or postponed, the final adjournment or postponement thereof);

(c) by Parent:

(i) at any time prior to, but not after, the Company Shareholder Approval has been obtained, if a Company Adverse Recommendation Change shall have occurred; or

(ii) if there has been any violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that would cause the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied and (A) such violation or breach has not been waived by Parent, (B) Parent has provided written notice to the Company of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(c)(ii) and (C) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Company within thirty (30) days after receiving such written notice thereof from Parent; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c)(ii) if Parent or Merger Sub is then in material breach of its obligations under this Agreement;

(d) by the Company:

(i) if there has been any violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that would cause the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied and (A) such violation or breach has not been waived by the Company, (B) the Company has provided written notice to Parent of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(d)(i), and (C) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Parent and Merger Sub within thirty (30) days after receiving such written notice thereof from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of this Agreement; or

(ii) at any time prior to, but not after, the Company Shareholder Approval has been obtained, the Board has determined to enter into a definitive Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have complied with its obligations under Section 5.03 with respect to such Superior Proposal; provided, however, that concurrently with or as promptly as reasonably practicable following such termination under this Section 7.01(d)(ii), the Company shall enter into a definitive Acquisition Agreement with respect to such Superior Proposal and make the payment required by Section 7.03(a).

The Party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other Party.

Section 7.02. Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 7.01, this Agreement shall forthwith become null and void and of no effect without liability or obligation on the part of any Party (or any Affiliate of such Party and such Party’s and its Affiliates’ respective Representatives), except that no such termination shall relieve any Party from any liabilities or damages resulting from any willful and material breach of this Agreement prior to or in connection with such termination or from any obligation to pay the Termination Fee pursuant to Section 7.03(a); provided, however, that this Section 7.02, Section 7.03 and Article 8 and the Confidentiality Agreement shall each survive the termination of this Agreement, as applicable, in accordance with their respective terms.

Section 7.03. Fees and Expenses.

(a) Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except that all filing fees paid in respect of the HSR Act, and any filing made under any other Antitrust Laws, shall be paid by Parent and all filing fees paid in respect of the CFIUS Notice shall be split equally as between Parent and the Company.

(b) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 7.01(c)(i);

(ii) by the Company pursuant to Section 7.01(d)(ii); or

(iii) by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(ii) as a result of any breach of Section 5.03, and (A) at any time after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or publicly made known to the shareholders of the Company, and not withdrawn prior to such termination and (B) within twelve (12) months after such termination, the Company shall have consummated a transaction contemplated by an Acquisition Proposal, or entered into a definitive agreement with respect to an Acquisition Proposal and the transactions contemplated by such Acquisition Proposal shall have consummated (provided, that for purposes this Section 7.03(b)(iii), the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

then, in each case, the Company shall pay, or cause to be paid, to Parent the Termination Fee (i) on or before the third (3rd) Business Day following the date of such termination (in the case of termination by Parent pursuant to Section 7.01(c)(i)), (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(d)(ii)), or (iii) upon the consummation of the transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.03(b)(iii), in each case by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent.

(c) Upon termination of this Agreement in accordance with its terms, Parent’s right, if any, to receive the Termination Fee pursuant to Section 7.03(a) shall be the sole and exclusive remedy of Parent and Merger Sub, and their respective Affiliates against the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such Termination Fee, the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives shall have no further liability or obligation relating to or arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Termination Fee more than once. For the avoidance of doubt, while Parent and Merger Sub may pursue, in the alternative, both a grant of specific performance in accordance with Section 8.10 and the payment of the Termination Fee under Section 7.03, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Termination Fee.

Section 7.04. Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time; provided, however, that after the Company Shareholder Approval there shall be no amendment or waiver that pursuant to applicable Law requires further Company Shareholder Approval without such approval first having been obtained. Any amendment to this Agreement shall be in a writing specifically designated as an amendment hereto and signed on behalf of each of the Parties.

Section 7.05. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No waiver of any provision of this Agreement shall be effective except by written instrument executed by the Party against whom the waiver is to be effective. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

ARTICLE 8

GENERAL PROVISIONS

Section 8.01. No Survival. Each of the Parties, intending to modify any applicable statute of limitations, agree that (a) all of the representations and warranties in this Agreement and in any certificate or other instrument delivered pursuant hereto shall terminate effective as of the Effective Time and shall not survive the Effective Time for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective Representatives, in respect thereof, (b) after the Effective Time, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective Representatives, in respect of any covenants or agreements that, by their terms, contemplate performance at or prior to the Effective Time, and (c) covenants or agreements that, by their terms, contemplate performance following the Effective Time shall survive the Effective Time for the period set forth therein or until fully performed.

Section 8.02. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after deposit with Federal Express or similar overnight courier service for delivery the next Business Day, (c) upon confirmation by email transmission (with a copy sent by overnight prepared courier service for delivery the next Business Day) or (d) three (3) Business Days after being mailed by first-class mail, return receipt requested. Notices, demands and other communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)	if to Parent or Merger Sub, to:

Tadano Ltd.

Ko-34, Shinden-cho, Takamatsu, Kagawa

761-0185, Japan

Attention:  Noriaki Yashiro

Email:   noriaki.yashiro@tadano.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  Francis J. Aquila

     Mimi Wu

Email:   aquilaf@sullcrom.com

     wum@sullcrom.com

if to the Company, to:

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

Attention:  Michael Coffey

Email:    jmcoffey@manitex.com

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Attention:  Todd Kaye

      Stephanie Hosler

Email:    todd.kaye@bclplaw.com

      Stephanie.hosler@bclplaw.com

Section 8.03. Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto) and the Confidentiality Agreement contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule and Exhibits constitute a part of this Agreement as though set forth in full herein.

Section 8.04. Disclosure Schedule. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and solely to the extent that a representation or warranty set forth in Article 3 of this Agreement specifically states that a correct and complete list of a particular item is set forth on a particular section of the Disclosure Schedule. The fact that any item or other information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item or other matter in the Disclosure Schedule shall not be construed as an admission or indication that such item or other matter is or is not material, that such item has had or would reasonably be expected to have a Company Material Adverse Effect or that such item will in fact exceed any applicable threshold limitation set forth in this Agreement. Headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

Section 8.05. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties.

Section 8.06. No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Parties specifically acknowledge and agree that, (a) Section 5.07 shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article 2 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article 2, and (c) following the Effective Time, the holders of Company Options and Company RSUs shall be entitled to enforce the provisions of Section 2.08 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Section 2.08.

Section 8.07. Governing Law. Except to the extent the provisions of Michigan law are applicable to the Merger or to the fiduciary duties of the Board, this Agreement and its enforcement will be governed by, and interpreted in accordance with, the Laws of the State of Delaware without regard to the conflicts of law provisions of such state.

Section 8.08. Consent to Jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware (the “Delaware Courts”) for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the Parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts.

Section 8.09. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.10. Specific Performance. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 8.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 8.10 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.10 before exercising any other right under this Agreement.

Section 8.11. Severability. If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, then (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TADANO LTD.

By:	/s/ Noriaki Yashiro
Name: Noriaki Yashiro
Title: Director and Managing Executive Officer

LIFT SPC INC.

By:	/s/ Yusuke Tanaka
Name: Yusuke Tanaka
Title: President

MANITEX INTERNATIONAL, INC.

By:	/s/ Michael Coffey
Name: Michael Coffey
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]